EXHIBIT 99(a)

              Employees' Retirement Savings Plan Of

                         C. R. Bard, Inc.

      Financial Statements As Of December 31, 1997 And 1996

                          Together With

            Report of Independent Public Accountants

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Retirement Committee of the Employees'
 Retirement Savings Plan of C. R. Bard, Inc.:

We have audited the accompanying statements of net assets applicable to participants' equity of the Employees' Retirement Savings Plan of C.R. Bard, Inc. as of December 31, 1997 and 1996, and the related statement of changes in net assets applicable to participants' equity for the year ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets applicable to participants' equity as of December 31, 1997 and 1996, and the changes in its net assets applicable to participants' equity for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 1997 and reportable transactions for the year ended December 31, 1997, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of changes in net assets applicable to participants' equity is presented for purposes of additional analysis rather than to present the changes in net assets applicable to participants' equity of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


Roseland, New Jersey
June 19, 1998

     EMPLOYEES' RETIREMENT SAVINGS PLAN OF C.R. BARD, INC.

  STATEMENTS OF NET ASSETS APPLICABLE TO PARTICIPANTS' EQUITY

                AS OF DECEMBER 31, 1997 AND 1996

                                          1997         1996
ASSETS:
Investments, at fair value -
 Bard Common Stock Fund                $ 39,286,361 $ 36,663,795
 Guaranteed Investment Fund              22,262,337   23,608,516
 Diversified Common Stock Fund                    0   38,452,475
 Vanguard Index Trust-500 Portfolio      57,806,053            0
 Short-Term Investment Fund                       0    3,086,936
 Vanguard Money Market Reserves           3,144,800            0
 U.S. Treasury Fund                      0             3,325,419
 Vanguard Bond Index Fund                 3,424,922            0
 Participant Loans                        2,080,005    2,102,237

  Total investments                    $128,004,478 $107,239,378

Accrued interest and dividends
 receivable                                 139,726       82,801

     Total assets                      $128,144,204 $107,322,179

LIABILITIES:
  Due to broker                             758,316      199,859

Net assets applicable to participants'
 equity                                $127,385,888 $107,122,320

         The accompanying notes to financial statements are an integral part of these statements.

                 EMPLOYEES' RETIREMENT SAVINGS PLAN OF C. R. BARD, INC.
                           STATEMENT OF CHANGES IN NET ASSETS
                           APPLICABLE TO PARTICIPANTS' EQUITY
                          FOR THE YEAR ENDED DECEMBER 31, 1997

                            Bard                                  Vanguard
                           Common     Guaranteed   Diversified     Index     Short-Term
                            Stock     Investment     Common       Trust-500  Investment
                            Fund         Fund      Stock Fund     Portfolio     Fund
NET ASSETS APPLICABLE TO
 PARTICIPANTS' EQUITY,
  beginning of year      $36,663,795  $23,608,516  $38,452,475   $         0 $3,086,936
ADDITIONS:
 Employer contributions
 (net of forfeitures)      3,656,143            0            0             0          0
 Employee contributions    2,092,719    2,192,307    7,442,644             0  1,581,472
 Interest and dividend
  income                     916,903    1,366,148    5,772,768             0    179,182
 Net appreciation of in-
  vestments                4,485,524            0    8,666,339             0          0
 Loans advanced, net of
  repayments                 (83,277)      25,477       40,272             0     (8,861)
                          11,068,012    3,583,932   21,922,023             0  1,751,793
DEDUCTIONS:
 Disbursements to parti-
  cipants                  6,643,398    3,657,233    6,982,002             0    579,239
 Realized loss on invest-
  ments sold                       0            0            0             0          0
 Net depreciation of in-
  vestments                        0            0            0             0          0
 Other                          (357)       8,317          102             0      4,747
                           6,643,041    3,665,550    6,982,104             0    583,986
NET TRANSFERS BETWEEN
  FUNDS                   (1,802,405)  (1,264,561) (53,392,394)   57,806,053 (4,254,743)
NET ASSETS APPLICABLE TO
  PARTICIPANTS' EQUITY,
   end of year
                         $39,286,361  $22,262,337  $         0   $57,806,053 $        0

                     The accompanying notes to financial statements
                         are an integral part of this statement.

                 EMPLOYEES' RETIREMENT SAVINGS PLAN OF C. R. BARD, INC.
                           STATEMENT OF CHANGES IN NET ASSETS
                           APPLICABLE TO PARTICIPANTS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1997 (Continued)
                           Vanguard         U.S.         Vanguard
                         Money Market     Treasury      Bond Index   Participant
                           Reserves         Fund           Fund         Loans

NET ASSETS APPLICABLE TO
 PARTICIPANTS' EQUITY,
  beginning of year      $          0    $3,325,419    $        0    $2,102,237
ADDITIONS:
 Employer contributions
 (net of forfeitures)               0             0             0             0
 Employee contribution              0       530,739             0             0
 Interest and dividend
  income                            0       245,826             0       172,306
 Net appreciation of in-
  vestments                         0         9,291             0             0
 Loans advanced, net of
  repayments                        0        (2,492)            0        28,881
                                    0       783,364             0       201,187
DEDUCTIONS:
 Disbursements to parti-
  cipants                           0       532,001             0       126,856
 Realized loss on invest-
  ments sold                        0             0             0             0
 Net depreciation of in-
  vestments                         0        11,673             0             0
 Other                              0             0             0             0
                                    0       543,674             0       126,856
NET TRANSFERS BETWEEN
  FUNDS                     3,144,800    (3,565,109)    3,424,922       (96,563)
NET ASSETS APPLICABLE TO
  PARTICIPANTS' EQUITY,
   end of year           $  3,144,800    $        0    $3,424,922    $2,080,005

                     The accompanying notes to financial statements
                         are an integral part of this statement.

                 EMPLOYEES' RETIREMENT SAVINGS PLAN OF C. R. BARD, INC.
                           STATEMENT OF CHANGES IN NET ASSETS
                           APPLICABLE TO PARTICIPANTS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1997 (Continued)

                                         Accrued    Dividends
                                        Interest &   Due To
                                        Receivable   Broker         Total
NET ASSETS APPLICABLE TO  PARTICIPANTS'
 EQUITY, beginning of year              $ 82,801   $(199,859) $107,122,320

ADDITIONS:
 Employer contributions (net of for-
  feitures)                                    0           0     3,656,143
 Employee contributions                        0           0    13,839,881
 Interest and dividend income             56,925           0     8,710,058
 Net appreciation of investments               0           0    13,161,154
 Loans advanced, net of repayments             0           0             0
                                        $ 56,925           0  $ 39,367,236
DEDUCTIONS:
 Disbursements to participants                 0           0    18,520,729
 Realized loss on investments sold             0           0             0
 Net depreciation of investments               0           0        11,673
 Other                                         0     558,457       571,266
                                               0     558,457    19,103,668
NET TRANSFERS BETWEEN FUNDS                    0           0             0
ASSETS APPLICABLE TO PARTICIPANTS
 EQUITY,end of year                     $139,726   $(758,316) $127,385,888

                     The accompanying notes to financial statements
                         are an integral part of this statement.

      EMPLOYEES' RETIREMENT SAVINGS PLAN OF C R BARD, INC.

                  NOTES TO FINANCIAL STATEMENTS

(1)  PLAN DESCRIPTION:

     The following description of the Employees' Retirement Savings Plan of C. R. Bard, Inc. (the "Plan") is provided for general information purposes. Participants of the Plan should refer to the Plan document for more detailed and complete information.

     General-

     The Plan is a defined contribution plan for which contributions are made by C. R. Bard, Inc. (the "Company") and Plan participants. All domestic employees of the Company, not covered by a collective bargaining agreement, who have completed 1,000 hours of service and have attained the age of 21, are eligible to participate in the Plan.

     Contributions-

     Plan participants may elect to make tax deferred contributions through payroll deductions equal to 2% to 15% of their compensation. Salespersons' commissions are also eligible for contributions to the Plan. The Company matches 100% of participants' contributions up to the first 2% of their compensation and 25% of contributions between 2% and 4% of their compensation. The Company may elect, at its discretion, to make additional matching contributions. However, matching contributions (when aggregated with elective deferral contributions) are not to exceed the maximum tax deductible amount per current Federal tax regulations.

     As of December 31, 1997, participants may direct their contributions to be invested in one of the following types of investment funds:

     Bard Common Stock Fund - The fund invests in C. R. Bard, Inc.
     Common Stock.

     Guaranteed Investment Fund - The fund invests in a diversified portfolio of investment contracts issued by insurance companies and other financial institutions.

     Vanguard Index Trust - 500 Portfolio - The fund holds all of the 500 stocks that make up the Standard & Poor's 500
     Composite Stock Price Index in proportion to their weighting in the Index.

     Vanguard Money Market Reserves - The fund invests in short-term, high-quality money market instruments issued by financial institutions, nonfinancial corporations, the U.S.
     government, and federal agencies.

     Vanguard Bond Index Fund - The fund attempts to match the performance of the Lehman Brothers Aggregate Bond Index.

     All employee contributions are fully vested and nonforfeitable. Company contributions are invested solely in the Bard Common Stock Fund and may be made in cash or Company stock.

     Forfeitures-
     At December 31, 1997, forfeited nonvested accounts totaled approximately $38,967. These accounts will be used to reduce future Company matching contributions. Also, in 1997, employer contributions were reduced by $457,090 from forfeited nonvested accounts.

     Vesting-
     Participants are always fully vested in their elective contributions. Participants are vested in the Company's matching contribution as follows:

       Years Participated in Plan      % Vested
          Under   2                         0
          2 but < 3                        25%
          3 but < 4                        50%
          4 but < 5                        75%
          5 or more                       100%
     Loans-
     A participant may borrow up to one-half of their vested account balance, limited to $50,000. The loan shall be repaid pursuant to a fixed payment schedule not to exceed five years from the date of the loan (unless such loan is for the purchase of a primary residence, in which case the loan may be repaid within fifteen years).

     Income Allocations-

     Investment income for an accounting period shall be allocated to participants' accounts in proportion to the total of their respective account balances at the beginning of such accounting period plus any contributions or loan repayments credited to the account during the period.

     Distributions-

     Participants will receive the full amount of their vested account balance when one of the following events occurs: normal retirement, termination of service, death or disability. Early withdrawals are permitted at the participant's request after attainment of age 59-1/2. Certain hardship withdrawals are also permitted. Distributions may be made in a lump sum payment or in a series of installments over 3 to 10 years.

(2)  SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES:

     Estimates in the
     Preparation of Financial Statements-

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

     Valuation of Investments-
     Investments in the Bard Common Stock Fund, the Vanguard Index Trust-500 Portfolio, the Vanguard Money Market Reserves and the Vanguard Bond Index Fund are in the form of units of participation within the account with the unit value of each account calculated periodically by the Trustee reflecting transaction gains and losses, appreciation or depreciation of the market value of the account investments, interest and dividends.

     The Guaranteed Investment Fund (the "Fund") is a pooled fund which is reported on the financial statements at contract value, which approximates fair value, as determined by the Trustee. The average yields of the Fund for the years ended December 31, 1997 and 1996 were 6.53% and 6.73%, respectively. The crediting interest rate was 6.48% as of December 31, 1997 and 1996. This rate is determined periodically by the Trustee based on the Fund's holdings. As of December 31, 1997 and 1996, there were no valuation reserves needed within the Fund, however, it did hold a Guaranteed Investment Contract in rehabilitation (See Note 6).

     Plan Administration-
     Under a trust agreement dated October 1, 1983, United States Trust Company of New York was appointed Trustee of the Plan and administers the Plan's assets together with the income therefrom. In 1995, United States Trust Company of New York merged with Chase Manhattan Bank, N.A. (the "Trustee"). All expenses incurred for the Plan by the Trustee and the Company may be either paid by the Company or from the assets of the Plan. Substantially all expenses of the Plan were paid by the Company during 1997.

     Effective December 31, 1997, all assets of the Plan were transferred to The Vanguard Group pursuant to a trust agreement dated January 1, 1998.

     Accounting records maintained by the Trustee are on the accrual basis of accounting. Investment transactions are recorded on a trade date basis. The Plan had no assets not having a readily determinable market value as of December 31, 1997 and 1996.

     Tax Status-

     The Internal Revenue Service issued a determination letter dated February 28, 1996 stating that the Plan and related trust were in accordance with applicable plan design requirements as of that date. The Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement dates.

(3)  RELATED PARTY TRANSACTIONS:

     As of December 31, 1997 and 1996, the Plan holds 1,262,151 and 1,296,781 shares of C. R. Bard, Inc. common stock, respectively, with a market value of $39,286,361 at December 31, 1997 and $36,309,868 at December 31, 1996. During the year ended December 31, 1997, 176,112 shares of such common stock were acquired at a cost of $5,700,355; 187,937 shares were sold with an original cost basis of $4,667,281 and 22,805 shares were delivered to Plan participants with an original cost basis of $577,329.

     All of the Plan's investment funds purchase units of participation in the Chase Manhattan Bank Pooled Investment
     Trust For Employee Benefit Plans II (the "Investment Trust") with temporarily uninvested cash. Since the Trustee manages this Investment Trust, these transactions qualify as party-in-interest. As of December 31, 1997, all assets were transferred to the Vanguard Group and the Investment Trust is no longer used.

(4)  RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:

     The following is a reconciliation of net assets applicable to participants' equity per the financial statements to the Form 5500:
                                           December 31,
                                        1997           1996
     Net assets applicable to
      participants' equity per
      the financial statements      $127,385,888   $107,122,320

     Amounts allocated to with-
      drawing participants                     0     (1,935,247)

     Net assets applicable to
      participants' equity per
      the Form 5500                 $127,385,888   $105,187,073

(5)  PLAN TERMINATION

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of Employee Retirement Income Security Act of 1974. In the event of plan termination, participants will become fully vested in their account balances.

(6)  FIXED INCOME OBLIGATIONS IN REHABILITATION

     Included in the Plan's assets is a Guaranteed Investment Contract from Confederation Life Insurance Co., which is in rehabilitation. It has been determined by the Trustee that the balance of $73,526 is collectable with payment expected in 1998.

SCHEDULE I
                      EMPLOYEES' RETIREMENT SAVINGS PLAN OF C. R. BARD, INC.
                                    EIN #22-1454160, PLAN #003
                    ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                     AS OF DECEMBER 31, 1997
                                 (c)Description of investment
      (b) Identity of issue,          including maturity date,
         borrower, lessor or        rate of interest, collateral,
  (a)      similar party               par or maturity value        (d) Cost
      BARD COMMON STOCK FUND

  *  The Vanguard Group        Units of participation in Bard      $32,300,977
                               Common Stock Fund, 3,928,636 units,
                                $10.00 per unit.

      GUARANTEED INVESTMENT
       FUND:
      Aegon USA                 ADA-00605FR, 6/11/99, 7.15%             643,381
      Confederation Life Ins.   GIC #62094, 7/31/98, 0.0%                73,526
       Co.
      First Allmerica Financial GA #92125-B-1, 10/30/98, 6.53%        1,015,814
       Life Insurance
      First Allmerica Financial GA #92125-B-2, 12/30/98, 6.53%        1,015,814
       Life Insurance
      Hartford Life Ins. Co.    GA #10311, 4/14/00, 7.61%             1,285,536
      Life Ins. Co. of Virginia GS #2778A, 8/24/98, 6.4%              2,529,414
      New York Life Ins. Co.    GA #30213-1,3/31/98, 5.72%            1,310,546
      New York Life Ins. Co.    GA #30213-2, 3/1/99, 6.50%              952,502
      New York Life Ins. Co.    GA #30213-3, 4/30/99, 6.50%             952,502
(e)  Current
      Value

$39,286,361

    643,381
     73,526

  1,015,814

  1,015,814

  1,285,536
  2,529,414
  1,310,546
    952,502
    952,502

SCHEDULE I (continued)
                                    (c)  Description of investment
        (b) Identity of issue,            including maturity date,
           borrower, lessor or          rate of interest, collateral,                 (e) Current
  (a)        similar party                 par or maturity value           (d) Cost        Value

        GUARANTEED INVESTMENT
         FUND: (continued)

        Ohio National Life          GA #5576, 3/11/98, 5.74%                1,310,162    1,310,162
         Ins. Co.
        Principal Mutual Life       GA #4-2879-4, 3/22/00, 8.20%              630,088      630,088
         Ins. Co.
        Protective Life Ins. Co.    GA #1107, 12/9/99, 8.14%                1,270,869    1,270,869
        Sun Life Assurance Co.
         of Canada (U.S.)           GIC #S-0924-G, 2/14/00, 7.38%           1,265,974    1,265,974
        Transamerica Occidental     GIC #51378-00, 6/9/00, 6.70%              834,371      834,371
         Life
  *     The Vanguard Group          Units of participation in Investment   7,171,838     7,171,838
                                     Contracts Fund, 7,171,838 units,
                                     $1.00 per unit
          Total Guaranteed
           Investment Fund                                                 22,262,337  22,262,337

                                                                           SCHEDULE I (continued)

                                    (c)  Description of investment
        (b) Identity of issue,            including maturity date,
           borrower, lessor or          rate of interest, collateral,                 (e) Current
  (a)        similar party                 par or maturity value         (d) Cost          Value

  *     VANGUARD INDEX TRUST-500
         PORTFOLIO                  Units of participation in Vanguard   57,806,052    57,806,053
         The Vanguard Group          Index Trust-500 Portfolio, 641,790
                                     units, $90.07 per unit.

  *     VANGUARD MONEY MARKET
         RESERVES
        The Vanguard Group          Units of participation in Vanguard
                                     Money Market Reserves-Prime Port-
                                     folio, 3,144,800 units, $1.00 per
                                     unit.                              $  3,144,800  $  3,144,800

  *     VANGUARD BOND INDEX FUND
        The Vanguard Group          Units of participation in Vanguard
                                     Bond Index Fund-Total Bond Market,
                                     339,437 units, $10.09 per unit.    $  3,424,922  $  3,424,922

        OTHER
        Participant loans           With interest rates ranging from 7%
                                     to 10% and maturing through 2012   $  2,080,005  $  2,080,005

                                                                        $121,019,094  $128,004,478

                                    * Indicates related party.

                         The accompanying notes to financial statements
                              are an integral part of this schedule.

SCHEDULE II
                      EMPLOYEES' RETIREMENT SAVINGS PLAN OF C. R. BARD, INC.
                                    EIN #22-1454160, PLAN #003
                         ITEM 27d-SCHEDULE OF REPORTABLE TRANSACTIONS (J)
                               FOR THE YEAR ENDED DECEMBER 31, 1997
                 (b)Description
                 of asset (include
(a)Identity of   maturity in case      (c)Purchase (d)Selling   (g)Cost of
party involved      of a loan)            price        price        asset

Chase Manhattan  Purchase of units of  $29,157,232 $         0  $29,157,232
 Bank, N.A.       participation,
                  Chase Manhattan
                  Pooled Investment
                  Trust for Employee
                  Benefit Plans II.

Chase Manhattan  Sale of units of                0  29,157,232   29,157,232
 Bank, N.A.       participation,
                  Chase Manhattan
                  Pooled Investment
                  Trust for Employee
                  Benefit Plans II.

C.R. Bard, Inc.  Purchase of             5,700,355           0    5,700,355
                  C.R. Bard, Inc.
                  common stock

C.R. Bard, Inc.  Sale of C.R. Bard,              0   6,083,071    4,667,281
                  Inc. common stock

Vanguard         Purchase of units      16,279,084           0   16,279,084
Quantitative      of participation,
Portfolios Inc.   Common Stock
                  Mutual Fund
(h)  Current
 Value of
 Asset on       (i) Net
 transaction    gain or
   date         (loss)
$29,157,232     $        0




 29,157,232              0






  5,700,355              0



  6,083,071      1,415,790



 16,279,084              0

                                                                                               SCHEDULE II
                      EMPLOYEES' RETIREMENT SAVINGS PLAN OF C. R. BARD, INC.
                                    EIN #22-1454160, PLAN #003
                         ITEM 27d-SCHEDULE OF REPORTABLE TRANSACTIONS (J)
                         FOR THE YEAR ENDED DECEMBER 31, 1997 (continued)
                 (b)Description                                             (h) Current
                 (Include interest)                                          value of
                 rate and maturity)                                          asset on     (I)Net
(a)Identity of   in case of a loan)    (c)Purchase (d)Selling   (g)Cost of  transaction   gain or
party involved        of asset            price        price        asset      date        (loss)

Vanguard         Sale of units of
Quantitative      participation,
Porfolios Inc.    Common Stock Mutual
                  Fund                           0  64,276,136   61,669,292  64,276,136   2,606,844

Vanguard Group   Purchase of units of
                  participation,
                  Vanguard Index
                  Trust-500 Portfolio  57,806,053            0   57,806,053  57,806,053           0

(J) Reportable transactions are those purchases and sales of the same security which, individually or in the aggregate, exceed 5% of Plan assets at January 1, 1997.

The accompanying notes to financial statements are an integral part of this schedule.
